Exhibit 5.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW 100 S. Charles Street Suite 1200 Baltimore, Maryland 21201 T 443.392.9400 F 443.392.9499 nelsonmullins.com

December 30, 2019

SMARTSTOP SELF STORAGE REIT, INC.

10 Terrace Road

Ladera Ranch, California 92694

Re:	Registration Statement on Form S-8

Employee and Director Long-Term Incentive Plan

Ladies and Gentlemen:

We serve as Maryland counsel to SmartStop Self Storage REIT, Inc., a Maryland corporation (the “Company”), in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date of this letter (this “Opinion Letter”) relating to an aggregate of up to 9,716,569 shares (the “Shares”) of the Company’s Class A common stock, par value $0.001 per share, that may be issued pursuant to the Company’s Employee and Director Long-Term Incentive Plan (the “Plan”).

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	the Registration Statement and the related form of prospectus in the form in which it will be sent or given to employees of the Company in accordance with Rule 428(b)(1) under the Securities Act;

2.

the Second Articles of Amendment and Restatement of the Company dated September 16, 2019, as amended by the Articles Supplementary dated October 29, 2019 (together, the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.	the bylaws of the Company, certified as of the date hereof by the Secretary of the Company;

4.

resolutions adopted by the board of directors of the Company relating to (i) the approval of the Plan and (ii) the issuance and registration of the Shares, certified as of a recent date by the Secretary of the Company;

5.

resolutions adopted by the sole stockholder of the Company relating to the approval of the Plan, certified as of a recent date by the Secretary of the Company (together with the resolutions of the board of directors described in 4. above, the “Resolutions”);

CALIFORNIA | COLORADO | DISTRICT OF COLUMBIA | FLORIDA | GEORGIA | MARYLAND | MASSACHUSETTS | NEW YORK

NORTH CAROLINA | SOUTH CAROLINA | TENNESSEE | WEST VIRGINIA

SMARTSTOP SELF STORAGE REIT, INC.

December 30, 2019

6.	a certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

7.	a certificate executed by the Secretary of the Company, dated as of a recent date;

8.	the Plan; and

9.

such other documents and matters, certified or otherwise identified to our satisfaction, as we have deemed necessary or appropriate to express the opinions set forth in this Opinion Letter, subject to the assumptions, limitations, qualifications, and exceptions stated in this Opinion Letter.

In expressing the opinions set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following:

A.	Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

B.	Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

C.

Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid, and binding and are enforceable in accordance with all stated terms.

D.

All Documents submitted to us as originals are authentic. All Documents submitted to us as certified, photostatic, or facsimile copies or portable document file (PDF) format conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any of the provision of any of the Documents, by action or omission of the parties or otherwise.

E.	The Shares will not be issued or transferred in violation of any restriction or limitation contained on transfer and ownership of shares of stock of the Company contained in the Charter.

Based upon the foregoing, and subject to the assumptions, limitations, qualifications, and exceptions stated in this Opinion Letter, it is our opinion that the Shares have been duly authorized for issuance pursuant to the Plan, and when issued and delivered against payment therefor in the manner contemplated by the Plan, the Registration Statement, the Resolutions, and the Charter, will be validly issued, fully paid, and non-assessable. No opinion is expressed in this Opinion Letter as to any matter other than the legality of the Shares.

In addition to the assumptions, comments, limitations, qualifications, and exceptions set forth above, the opinions set forth in this Opinion Letter are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations, and exceptions:

The foregoing opinions are limited to the Maryland General Corporation Law, and we do not express any opinion in this Opinion Letter concerning the laws of any other jurisdiction. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland.

SMARTSTOP SELF STORAGE REIT, INC.

December 30, 2019

The opinions set forth in this Opinion Letter are expressed as of the date of this Opinion Letter and we disclaim any undertaking to advise you of any changes which may subsequently be brought to our attention in the facts or the law upon which such opinions are based.

This Opinion Letter is being furnished to you for submission to the Securities and Exchange Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent.

We hereby consent to the inclusion of this Opinion Letter as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough LLP

Nelson Mullins Riley & Scarborough LLP